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                                                                     Exhibit 5.1

                    (Letterhead of Transamerica Corporation)





                                                                October 7, 1994





Transamerica Corporation
600 Montgomery Street
San Francisco, California  94111

Gentlemen:

                 I am Senior Vice President and General Counsel of Transamerica Corporation, a Delaware corporation (the "Corporation"). As counsel to the Corporation and Transamerica Delaware, L.P., a Delaware limited partnership ("Transamerica Delaware"), I have examined the Registration Statement filed on August 11, 1994 and amended by Amendment No. 1 filed on September 21, 1994 and Amendment No. 2 filed on October 7, 1994 (File No. 33-55047/33-55074-01) (as amended, the "Registration Statement") of the Corporation and Transamerica Delaware on Form S-3 for the registration under the Securities Act of 1933, as amended (the "Act"), of up to (i) $425,000,000 aggregate liquidation preference of preferred securities (the "Preferred Securities") of Transamerica Delaware,
(ii) $425,000,000 aggregate principal amount of junior subordinated debentures of the Corporation (the "Debt Securities") to be issued to Transamerica Delaware in connection with the offering of the Preferred Securities and (iii) a guarantee of the Corporation with respect to the Preferred Securities (the "Guarantee"). I have also examined the Corporation's Certificate of Incorporation, as amended, and its By-Laws, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinions with respect to the Debt Securities and the Guarantee set forth below.

In my opinion,

                 1. When (i) the Registration Statement shall have become effective under the Act and (ii) the Indenture (the "Indenture"), between the Corporation and The First National Bank of Chicago, as Trustee (the "Trustee"), substantially in the form of Exhibit 4.1 to the Registration
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         Statement and any supplements and amendments thereto, shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Corporation and the Trustee, the Debt Securities, upon their issuance and sale in the manner contemplated in the Registration Statement and the Indenture, will be legally and validly issued, and will constitute legal, valid and binding obligations of the Corporation, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

                 2. When (i) the Registration Statement shall have become effective under the Act, (ii) the Guarantee, substantially in the form of Exhibit 4.9 to the Registration Statement, shall have been duly executed and delivered by the Corporation and (iii) Preferred Securities have been duly issued and sold and the purchase price therefor received by Transamerica Delaware, the Guarantee will be legally and validly issued and will constitute a legal, valid and binding obligation of the Corporation, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

I hereby consent to the reference made to me under the caption "Legal Opinions" in the preliminary Prospectus and under the caption "Legal Matters" in the form of preliminary Prospectus Supplement pertaining to the Preferred Securities, the Debt Securities and the Guarantee, each forming a part of the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,



/S/ CHRISTOPHER M. McLAIN

Christopher M. McLain
Senior Vice President and General Counsel





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